NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2005 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Second-quarter 2005 property sales totaled $6.6 million compared with $3.2 million in the second quarter of 2004.
•	For the remainder of 2005, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include at least:
o	47 lots at its Deerfield project for $2.9 million
o	14 lots in its Circle C community for $0.9 million
o	6 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.9 million

	Second Quarter		Six Months
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues	$8,042	$4,227	$11,672	$6,174
Operating income (loss)	1,594	(269)	949	(1,849)
Net income (loss) applicable to common stock	1,320	(489)	408	(2,294)

Diluted net income (loss) per share of common stock	$0.17	$(0.07)	$0.05	$(0.32)
Diluted average shares of common stock outstanding	7,680	7,212	7,671	7,180

AUSTIN, TX, August 12, 2005 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $1.3 million, $0.17 per share, for the second quarter of 2005 compared to a net loss of $0.5 million, $0.07 per share, for the second quarter of 2004. For the six months ended June 30, 2005, Stratus reported net income of $0.4 million, $0.05 per share, compared with a net loss of $2.3 million, $0.32 per share, for the six months ended June 30, 2004.

Development Activities. Lantana - As previously announced, Stratus is working with Advanced Micro Devices, Inc. (NYSE: AMD) on site planning and related matters necessary to develop a proposed project at Stratus’ Lantana property. The AMD project consists of approximately 825,000 square feet of office and related uses located on a 59-acre site at the southeast corner of West William Cannon Drive and Southwest Parkway. Lantana is a partially developed, mixed-use project with remaining entitlements for approximately three million square feet of office and retail use on 282 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana. Development of the AMD project is subject to several conditions, including finalizing definitive agreements and securing financing.

At June 30, 2005, Stratus’ 75,000-square-foot office building at 7500 Rialto Boulevard was fully leased. As demand for office space within Lantana has increased, Stratus plans to commence construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard during the coming year, subject to securing suitable tenant leases.

Downtown Austin Project - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project is planned for retail, office and residential uses, and will be the future site of the Austin Children’s Museum. Stratus and the City of Austin have entered an exclusive negotiation period to reach agreement on the project’s design and transaction terms and structure. Subject to successful negotiations with the City of Austin, Stratus plans to pursue this project in partnership with nationally recognized office, retail and apartment developers.

Wimberly Lane Phase II - In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots, which was used to pay ongoing development costs of the lots. The deposit is being recognized as income as lots are sold. The lots are being sold on a scheduled takedown basis, with six lots sold in December 2004 following completion of subdivision utilities, and then three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004. Stratus expects scheduled homebuilder sales during the remainder of 2005 to total six lots for $0.9 million. Wimberly Lane Phase II also includes six estate lots, each averaging approximately five acres, which Stratus is retaining and marketing. Estate lot sales in 2005 through June 30 included five lots (one in the first quarter and four in the second quarter) for $1.5 million.

Deerfield - In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million. The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to fund up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $5.6 million of remaining availability under its Deerfield loan at June 30, 2005. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule with 29 lot sales closing in the first half of 2005. Under the agreement terms, Stratus expects to complete 47 lot sales for $2.9 million during the remainder of 2005.

Circle C Community - Stratus also has commenced development activities at the Circle C community based on the entitlements secured in its 2002 Circle C settlement with the City of Austin, which permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which is currently under development, includes 134 lots and substantial completion is projected prior to year-end. Development of the second phase of approximately 134 lots will commence in the third quarter of 2005, with completion projected by early 2006. Stratus estimates its sales from the first phase of Meridian to total at least 14 lots for $0.9 million during the remainder of 2005.

In addition, several retail sites at the Circle C community received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 160,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction has commenced with completion expected by mid-2006. In December 2004, Stratus obtained an $18.5 million project loan from Comerica Bank to fund the construction of Escarpment Village, as well as a $22.8 million commitment from the Teachers Insurance and Annuity Association of America for a long-term mortgage for the completed project.

Calera - During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, one of which was sold in the first quarter of 2004. Calera Court, the initial phase of the “Calera” subdivision, will include 17 courtyard homes on 16 acres. Funding for the construction of courtyard homes at Calera Court is provided by a $3.0 million project loan established with Comerica Bank in September 2003. The second phase of Calera, Calera Drive, consisting of 53 single-family lots many of which adjoin the Fazio Canyons Golf Course, has received final plat and construction permit approval. Development of these lots is expected to be completed during the third quarter of 2005. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, is not expected to commence until after 2005.

Real Estate Revenues. Stratus’ real estate revenues for the second quarter of 2005 totaled $6.6 million, including sales of 13 lots at its Deerfield project in Plano, Texas for $0.8 million and three standard homebuilder lots for $0.5 million and four estate lots for $1.2 million at its Barton Creek Wimberly Lane Phase II subdivision in Austin, Texas. Second-quarter 2005 real estate sales also included eight other residential estate lots within the Barton Creek community, six at the Mirador subdivision for $3.3 million and two at the Escala Drive subdivision for $0.8 million. Stratus’ real estate revenues for the second quarter of 2004 totaled $3.2 million, which included sales of five residential estate lots, three at its Escala Drive subdivision for $1.0 million and two at its Mirador subdivision for $0.8 million. During the second quarter of 2004, Stratus also sold two tracts totaling three acres within its Circle C community for $1.4 million.

Rental Income and Other Revenues. For the second quarter of 2005, Stratus earned rental income of $0.9 million from its two fully leased 7000 West office buildings in Lantana in southwest Austin, compared to $0.8 million for the second quarter of 2004. In addition, Stratus earned $0.3 million in rental income related to its fully leased 75,000-square-foot office building at 7500 Rialto Boulevard for the second quarter of 2005, compared to $0.2 million for the second quarter of 2004, as the occupancy rate increased to 100 percent in the second quarter of 2005 from approximately 57 percent in the second quarter of 2004.

Stratus’ other revenues, including management fees, sales commissions and the sale of development fee credits to third parties, increased to $0.3 million for the second quarter of 2005 from less than $0.1 million for the 2004 period, reflecting higher commissions from increased developed property sales in the 2005 period.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Deerfield project, the Barton Creek community, the Circle C community and at Lantana and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Real estate	$6,625	$3,202	$8,877	$4,174
Rental income	1,165	974	2,385	1,802
Commissions, management fees and other	252	51	410	198
Total revenues	8,042	4,227	11,672	6,174
Cost of sales:
Real estate, net	4,097	2,103	5,989	3,216
Rental	712	811	1,320	1,500
Depreciation	419	362	837	707
Total cost of sales	5,228	3,276	8,146	5,423
General and administrative expenses	1,220	1,220	2,577	2,600
Total costs and expenses	6,448	4,496	10,723	8,023
Operating income (loss)	1,594	(269)	949	(1,849)
Interest expense, net	(304)	(231)	(598)	(468)
Interest income	30	11	57	23
Net income (loss) applicable to common stock	$1,320	$(489)	$408	$(2,294)

Net income (loss) per share of common stock:
Basic	$0.18	$(0.07)	$0.06	$(0.32)
Diluted	$0.17	$(0.07)	$0.05	$(0.32)

Average shares of common stock outstanding:
Basic	7,213	7,212	7,215	7,180
Diluted	7,680	7,212	7,671	7,180

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$121 and $124, respectively	$1,308	$379
Accounts receivable	203	345
Prepaid expenses	112	40
Notes receivable from property sales	47	47
Total current assets	1,670	811
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	122,587	104,526
Property held for sale - undeveloped	17,125	20,919
Property held for use, net	21,060	21,676
Other assets	3,909	4,140
Notes receivable from property sales	780	789
Total assets	$167,131	$152,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,186	$1,343
Accrued interest, property taxes and other	4,459	2,390
Current portion of long-term debt	7,895	1,531
Total current liabilities	17,540	5,264
Long-term debt	56,183	54,116
Other liabilities	5,349	5,285
Total liabilities	79,072	64,665

Stockholders’ equity:
Preferred stock	-	-
Common stock	73	72
Capital in excess of par value of common stock	181,483	181,145
Accumulated deficit	(91,008)	(91,417)
Unamortized value of restricted stock units	(705)	(841)
Common stock held in treasury	(1,784)	(763)
Total stockholders’ equity	88,059	88,196
Total liabilities and stockholders' equity	$167,131	$152,861

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flow from operating activities:
Net income (loss)	$408	$(2,294)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	837	707
Cost of real estate sold	4,632	2,231
Stock-based compensation	141	85
Long-term notes receivable and other	341	(35)
Decrease in working capital:
Accounts receivable and prepaid expenses	70	629
Accounts payable, accrued liabilities and other	5,976	1,075
Net cash provided by operating activities	12,405	2,398

Cash flow from investing activities:
Purchases and development of real estate properties	(18,898)	(12,569)
Municipal utility district reimbursements	-	136
Development of commercial leasing properties and other expenditures	(222)	(1,017)
Net cash used in investing activities	(19,120)	(13,450)

Cash flow from financing activities:
Borrowings from revolving credit facility	16,490	6,228
Payments on revolving credit facility	(11,378)	(3,953)
Borrowings from project loans	5,315	6,317
Payments on project loans	(1,996)	(331)
Net proceeds from exercise of stock options	332	724
Purchases of Stratus common shares	(1,018)	-
Bank credit facility fees	(101)	-
Net cash provided by financing activities	7,644	8,985
Net increase (decrease) in cash and cash equivalents	929	(2,067)
Cash and cash equivalents at beginning of year	379	3,413
Cash and cash equivalents at end of period	1,308	1,346
Less cash restricted as to use	(121)	(782)
Unrestricted cash and cash equivalents at end of period	$1,187	$564

III